Exhibit 99.1

      PAB Bankshares, Inc. Announces Third Quarter 2005 Dividend

    VALDOSTA, Ga.--(BUSINESS WIRE)--Aug. 30, 2005--On Tuesday, August 30, 2005, the Board of Directors for PAB Bankshares, Inc. (AMEX: PAB) approved a quarterly dividend in the amount of $0.12 per share payable on October 14, 2005 to the Company's stockholders of record as of September 30, 2005. The dividend for the third quarter is in line with the $0.12 per share dividend paid for the previous quarter, and it is a 20% increase compared to the $0.10 per share dividend paid for the third quarter of 2004.

    The Company's sole operating subsidiary bank, The Park Avenue Bank, operates 17 branch offices and three loan production offices in Valdosta, Adel, Athens, Atlanta, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. Additional information on the products and services offered by The Park Avenue Bank is available on the Internet at www.parkavebank.com.


    CONTACT: PAB Bankshares, Inc., Valdosta
             Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com